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                                                                    EXHIBIT 21.1


                              EXISTING SUBSIDIARIES


WRC MEDIA INC.
I.    CompassLearning, Inc. (a Delaware corporation)

II.   Weekly Reader Corporation (a Delaware corporation)

      A.    Lifetime Learning Systems, Inc. (a Delaware corporation)

      B.    American Guidance Service, Inc. (a Minnesota corporation)

                  1.     AGS International Sales, Inc. (a Minnesota corporation)

      C.    World Almanac Education Group, Inc. (a Delaware corporation)

                  1. Funk & Wagnalls Yearbook Corporation (a Delaware corporation)

                  2.     Gareth Stevens, Inc. (a Wisconsin corporation)







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